Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2017, with respect to the consolidated financial statements included in the Annual Report of U.S. Concrete, Inc. on Form 10-K. We consent to the incorporation by reference of said report in the Registration Statements of U.S. Concrete, Inc. on Forms S-8 (File Nos. 333-188621 and 333-187989).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 1, 2018